Exhibit 10.10

MEMBERSHIP AGREEMENT

HI CORY ROSENBERG

Please review your Membership Details below.

If you have any questions or concerns, please don’t hesitate to reach out to us at We-us-84475@wework.com

MEMBER INFORMATION

First Person

Primary member: Cory Rosenberg

cory.rosenberg@firstpersongroup.com

+17329966210

JOINING

WeWork 611 North Brand Boulevard
13-102 ● 15 person office
USD $7,450.00/mo
Start Date: October 20, 2022
Commitment term: 6 months
Prorated amount for October 2022: USD $2,883.87

Discounts -$1,374.17/mo from October 20, 2022 to October 31, 2022 -$5,500.34/mo from November 1, 2022 to November 30, 2022 -$3,549.93/mo from December 1, 2022 to March 31, 2023

Membership Agreement	1

INCLUDED CREDIT ALLOTMENTS	NOTES

Conference room credits

56 credits per month will be removed starting on October 20, 2022.

Conference room credits

240 black & white prints and 40 color prints per month will be added starting on October 20, 2022.

WeWork 611 North Brand Boulevard Service Retainer: The Service Retainer for 13-102 pursuant to the Agreement shall equate to $13,625. Credits: 70/month

SERVICE RETAINER

Service retainer fees for WeWork 611
North Brand Boulevard
$18,625.00
2.5x monthly membership fee

TERMS & CONDITIONS

By electronically signing the(se) membership agreement(s) below, your company is entering into legally binding agreement(s). Please download and read carefully prior to signing. Any Agreement(s), including the(se) Terms and Conditions and Membership Details form(s), and any applicable Service Package Addendum(s), will be effective when signed by both parties. In the event of any conflict between the(se) Terms and Conditions and the Membership Details form(s), the Membership Details form(s) shall prevail.

When signing this (these) Agreement(s) you must have the proper authority to execute this (these) Agreement(s) on behalf of the company listed above and incur the obligations described in this (these) Agreement(s) on behalf of such company.

☑	I agree to the(se) Terms & Conditions, Payment Authorization Terms, Membership Details Terms, and any applicable Service Package Addendum in this (these) Membership Agreement(s). I additionally agree that in the event I have any pre-existing Membership Agreement(s) the terms of such Agreement(s) which are not revised, amended or terminated herein remain unchanged.

Community Manager’s signature	Electronic Signature

Christina Aguilar	Cory Rosenberg

611 North Brand Boulevard Tenant LLC	First Person

Signed on October 11, 2022

Wework
611 North Brand Boulevard
Glendale, CA, 91203, USA	(818) 869-4960
VAT: 83-3760420	We-us-84475@wework.com

Membership Agreement	2

SCHEDULE 1

MEMBERSHIP DETAILS FORM

Member Company

Member Company Name (Legal Name):	Refer to information listed under “Primary Member Information” in the preceding pages.

Industry:	N/A

Member Company Tax ID:

Broker used in connection with the Agreement (if applicable):

WeWork

WeWork Entity (Legal Name):	Refer to entity listed under “Community Manager’s signature” in the preceding pages.

Membership Details

Address of Main Premises:	Refer to information listed under “Joining” in the preceding pages.

Number of Memberships (keycards):

Office Number(s): (each individual office must be listed)

Capacity:

Contract Term Details

Start Date:

Commitment Term (Start Date and end date):	Refer to information listed under “Joining” in the preceding pages.

Notice Period:	See table below.

Commitment Term	Capacity
	0 - 24	25 - 74	75+
1 - 11 months	1 month	2 months	3 months
12 - 23 months	2 months	3 months	6 months
24+ months	3 months	6 months	6 months

Membership Details Form – 1

Pricing / Financial Terms

Membership Fee:

The total monthly Membership Fee due shall be the per month amount indicated under “Joining” in the preceding pages less any applicable monthly discounts detailed under “Joining”.

The Membership Fee is exclusive of taxes and is subject to additional taxes (where applicable) and applicable withholdings. Any discounts to the Membership Fee are applied to the market rate, exclusive of any applicable taxes or withholdings.

Discount(s) shall apply during the timeframes set out under “Joining” and shall not apply during any Rollover Renewal Term (as defined in Schedule 2).

Annual Membership Fee Increase:	Three and a half percent (3.5%)

Service Retainer:

Refer to information listed under “Service Retainer Summary” in the preceding pages.

The Service Retainer (as defined in Schedule 2) is to be paid immediately upon signing. Member Company shall not be permitted to use the Services, including the Office Space, until the Service Retainer has been fully paid.

Set-Up Fee:

Refer to amount listed under “Joining” in the preceding pages.

The Set-Up Fee (including Setup Fee), if any, is to be paid immediately upon signing. Member Company shall not be permitted to use the Services, including the Office Space, until the Set-Up Fee has been fully paid.

Billing

Payment Method:	ACH, Wire Transfer, or Credit Card

Payment Term	Due within 10 days of receipt of invoice by WeWork.

Billing Notes:	N/A

Late Fee:	10% Applied in accordance with the terms of Section 4 of the General Terms and Conditions.

Printing and Conference Room Credits

Conference Room Credits (per month):	Refer to information listed under “Included Credit Allotments” in the preceding pages.

Print and Copy Credits (per month):

Schedules and Exhibits

Schedules/Exhibits:	Schedule 1: Membership Details Form Schedule 2: General Terms and Conditions Schedule 3: Local Terms and Conditions – United States

Additional Items and Notes

Additional Notes (if applicable):	N/A

Membership Details Form – 2

MEMBER CONTACT DETAILS
Primary Member
Primary Member Name:	Refer to information listed under “Primary Member Information” in preceding pages.

Phone Number:

Email:

Address:	N/A

Authorized Signatory _X _Please check here if Primary Member is also Authorized Signatory

Contact Name:

Phone Number:

Email:

Address:

Billing Contact _X_ Please check here if Primary Member is also Billing Contact

Contact Name:

Phone Number:

Email:

Address:

WEWORK CONTACT DETAILS

Main WeWork Contact

WeWork Employee Name:	N/A

Phone Number:

Email:

Membership Details Form – 3

SCHEDULE 2

GENERAL TERMS AND CONDITIONS

1.	DEFINED TERMS

“Associated Person” means a person who performs services for or on behalf of the Member Company, or acts on behalf of the Member Company, in the context of this Agreement with WeWork; this may include, for example, employee, director, officer, contractors, agents or consultants.

“Authorized Signatory” means an individual authorized to legally bind and act on behalf of the Member Company.

“Capacity” means the maximum number of people permitted in the Office Space at any given time, as set forth in the Membership Details Form.

“Commitment Term” means the period of time from and including the Start Date to the last day of the period set forth on the Membership Details Form under “Commitment Term” or as agreed upon pursuant to an amendment to this Agreement or exercise of an extension or renewal option.

“Landlord” means WeWork’s landlord(s) at the Main Premises.

“Lease” means WeWork’s lease with the Landlord or other agreement which provides WeWork with the right to occupy and/or operate and provide the Services at the Main Premises.

“Main Premises” means the Premises in which the Office Space is located, as set forth in the Membership Details Form.

“Member” means each individual person Member Company authorizes to receive the Services (defined below), adds to the Member List (defined below), and who will be entitled to an individual access keycard (each Member granted a “Membership”).

“Member Company” means the legal entity or individual entering into this Agreement as listed in the Membership Details Form.

“Notice Period” means the applicable notice period required for certain actions under this Agreement, as set forth in the Membership Details Form.

“Office Space” means the office number(s) and/or workspace location(s) specified in the Membership Details Form.

“Premises” means a building or portion of a building in which WeWork offers services, including offices, workstations, and/or other workspaces to WeWork members.

General Terms & Conditions – 4v.

“Primary Member” means the person(s) indicated on the Membership Details Form who will generally serve as WeWork’s primary contact for day-to-day matters including matters involving Members, the physical Office Space or the Premises.

“Regular Business Days” are all weekdays, except local bank/government holidays.

“Regular Business Hours” are generally from 9:00 a.m. to 6:00 p.m. on Regular Business Days.

“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on any Sanctions List or a person acting on behalf of such a person; (ii) located in, incorporated under the laws of a country or territory that is the subject of country- or territory-wide Sanctions as modified from time to time, (being as at the date of this Agreement, Cuba, Iran, Lebanon, North Korea, Sudan and Syria), or a person who is owned or controlled by, or acting on behalf of such a person; or (iii) otherwise a target of Sanctions.

“Sanctions” means any applicable laws or regulations related to export controls, trade and investment restrictions, economic or financial sanctions or embargoes.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List maintained by the US, the Consolidated List of Financial Sanctions Targets maintained by the UK, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Union or any similar list maintained by, or public announcement of a Sanctions designation made by, the United Nations or a relevant competent authority, each as amended, supplemented or substituted from time to time.

“Set-Up Fee” means the fee Member Company will be charged for each individual Membership included in the Capacity of the Office Space, as set forth in the Membership Details Form. Member Company is obligated to pay the Set-Up Fee for each individual office, including such Set-up Fees as may be due upon transfer, including upgrade (i.e., transferring to an Office Space with a higher Capacity), of Office Space.

“Start Date” means the date upon which WeWork commences providing the Services and on which the Membership Fee starts accruing.

“Term” means the term commencing on the first day of the Commitment Term and ending on the later to occur of the last day of the Commitment Term or any Rollover Renewal Term(s) (defined below), if applicable.

“WeWork” means the WeWork entity that is a party to this contract as set forth in the Membership Details Form.

“WeWork Member Network” means the WeWork members-only online community accessed through the internet or WeWork’s mobile app.

General Terms & Conditions – 5v.

2.	SERVICES

a.	Services. Subject to the terms and conditions of this Agreement and any other policies WeWork makes available to Member Company during the Term, WeWork will provide Member Company with the services described below (the “Services”).

i.	Access to and use of the Main Premises and, subject to availability and prior reservation, other Premises.

ii.	Access to and use of the Office Space.

iii.	Regular maintenance of the Office Space, including cleaning.

iv.	Furnishings for the Office Space of the quality and in the quantity typically provided to other member companies with similar office space, workstations, and/or other workspace, as applicable.

v.	Electricity for reasonable office use in the Office Space.

vi.	Heat (may vary by building) and air-conditioning (“HVAC”) in the Office Space during Regular Business Hours.

vii.	Acceptance of mail and small package deliveries in connection with regular office use on behalf of the Member Company at the Main Premises during Regular Business Hours.

viii.	Access to and use of the WeWork Member Network in accordance with the terms of services for the WeWork Member Network available on the WeWork website at https://www.wework.com/legal/mena-tos (the “WeWork Member Network ToS”).

ix.	Access to and use of the shared Internet connection in accordance with the terms of services available on the WeWork website at https://www.wework.com/legal/wireless-networkterms- of-service (the “WeWork Data Connection & Internet Access ToS”).

x.	Access to and use of the printers, copiers and/or scanners available to all WeWork members and member companies in the Premises, in each case subject to availability and payment of any fees applicable thereto.

xi.	Access to and use of the conference rooms at the Premises during Regular Business Hours, in each case subject to availability, prior reservation, and payment of any fees applicable thereto.

xii.	Use of common areas, kitchens and beverages made available to all WeWork members and member companies.

xiii.	Opportunity to participate in members-only benefits and promotions.

Member Company acknowledges and agrees that its right to access and use of the Office Space is not exclusive to Member Company or its Members. WeWork is entitled to access the Office Space, with or without notice, in connection with our provision of the Services, or for any other purposes, including for safety or emergency purposes. WeWork agrees that it will not grant other members access to the Office Space.

General Terms & Conditions – 6v.

b.	Third-Party Service Providers. The Services may be provided by WeWork, an affiliate or a third party. Other services may be provided at an additional fee, subject to availability and additional terms. The Services do not include, and WeWork is not liable for, the provision of products or services by third parties that Member Company may elect to purchase or use in connection with this Agreement pursuant to a separate agreement between Member Company and the applicable third party, even if such services or fees applicable thereto appear on a WeWork invoice.

3.	MEMBER COMPANY OBLIGATIONS AND COVENANTS

a.	Members Generally; Capacity. The Membership Fee set forth on the Membership Details Form covers the Services for the number of Members indicated in the Membership Details Form, only. Member Company may add Members to this Agreement for an additional fee. All Members must be at least 18 years old to use the Services. Member Company undertakes to ensure that its Members are aware of and comply with the terms of this Agreement. Member Company is responsible for the actions of and damage caused by all Member Parties (defined below) or their pets or individuals they permit to enter any of the Premises. Member Company shall be responsible for ensuring the Capacity is not exceeded in the Office Space at any time. WeWork reserves the right in its discretion to limit the number of Memberships permitted under this Agreement to a number equal to the Capacity set forth in the Membership Details Form at any time. WeWork shall have the right to limit the number of Members and/or Member Company guests or invitees to the Capacity at the Main Premises on a given day.

b.	Member List. Member Company is responsible for maintaining an accurate and up-to-date list of Members on the WeWork Member Network (the “Member List”). Only those individuals included on the Member List will be deemed to be Members and entitled to receive the Services described in this Agreement. To the extent permitted by law, each Member shall be required to provide valid government issued identification in order to be issued an activated key card to access the Premises.

c.	Authorized Signatory and Primary Member. Member Company acknowledges and agrees that the Authorized Signatory set forth in the Membership Details Form has the authority to act on behalf of the Member Company, which includes the authority to sign, make changes to or terminate this Agreement. Member Company hereby designates and appoints the Member set forth in the Membership Details Form to act as Primary Member, who will represent the Member Company and serve as WeWork’s primary contact for day-to-day matters, including matters that involve Members, the physical Office Space or the Premises. The Primary Member shall hereby have the same authority as the Authorized Signatory. If no Primary Member is designated by Member Company on the Membership Details Form, the Authorized Signatory will serve as the Primary Member. The Authorized Signatory may change the designated Primary Member at any time. WeWork will be entitled to rely on communications to or from the Authorized Signatory, Primary Member, or any other person authorized to act on behalf of the Member Company as notice to or from the Member Company.

General Terms & Conditions – 7v.

d.	WeWork Member Network. Each individual Member must create a profile on the WeWork Member Network. Member Company may elect default and private visibility options for Member profiles on the WeWork Member Network and can learn more about this process by connecting with a WeWork sales representative. Neither Member Company nor any Member shall misrepresent itself to the WeWork community, whether on the WeWork Member Network or in person.

e.	House Rules. Member Company and its Members shall be subject to the WeWork House Rules, available online at https://www.wework.com/legal/Membership_House_Rules, as well as any additional rules, policies and/or procedures that are specific to any Premises used by Member Company or its Members and may be updated by WeWork from time to time (together, the “Applicable Rules”). Member Company shall be responsible for ensuring its Members comply with all Applicable Rules that are applicable to a Premises and agrees that in the event of any penalty or fine resulting from the breach of any Applicable Rules, Member Company will be responsible for paying such penalty or fine.

f.	Prohibited uses of Premises and Office Space. Member Company shall not be permitted to use the Office Space or any Premises: (i) in a retail, medical, or other capacity involving frequent visits by members of the public, as a residential or living space, or for any other non-office use, (ii) to sell, manufacture or distribute any controlled substance, including alcoholic beverages, from the Office Space, or obtain a license for such sale, manufacture, importation, or distribution using the Office Space or the address of the Main Premises, (iii) to conduct or pursue any illegal or offensive activities, or (iv) store significant amounts of currency or other valuable goods or commodities that are not commonly kept in commercial offices and WeWork shall not be responsible for any loss thereof. Member Company may not use the Office Space or any part of the Premises to host an event unless it provides WeWork with advance notice and fills out all required paperwork prior to the day of the event. Member Company shall not be permitted to film within any Premises, including within the Office Space, without completing all required paperwork and receiving express written consent from WeWork.

g.	Registered Address. Member Company may not use the Main Premises address as its registered business address without WeWork’s prior written consent, and, where required, a separate agreement between the parties. Where Member Company has received such consent, Member Company agrees that it shall complete the deregistration of such address with the relevant local authorities within 30 days of the termination or expiration of this Agreement, or such other timeframe agreed to between the parties. Further details, including additional instructions and/or fees related to failure to deregister, vary by jurisdiction and shall be set forth in the applicable Local Terms and Conditions.

h.	Damage to Premises; No Alterations/Installations. Member Company will be responsible for any damage to the Premises or Office Space caused by the Member Parties (defined below) or third parties or pets which the Member Parties permit to enter the Premises, other than normal wear and tear. Member Company may not make any structural or nonstructural alterations or installations (including, but not limited to, wall attachments, furniture, IT equipment, cameras, glass paneling, stickers, labels, and/or frosting) in the Office Space or elsewhere in the Main Premises without prior approval by WeWork, and if approved, only a member of WeWork’s facilities staff is entitled to perform an alteration, installation, removal or restoration. Member Company shall not install any locks, surveillance, or other security devices to access the Office Space or anywhere within the Main Premises, unless authorized by WeWork in advance. In the event that any alterations or installations are made, Member Company shall be responsible for the full cost and expense of the alteration or installation and, prior to the termination of this Agreement, the removal of such items and the restoration necessitated by any such alterations, and WeWork may deduct any such costs not otherwise paid from the Service Retainer.

General Terms & Conditions – 8v.

i.	Brokers. Member Company hereby represents and warrants that, except for the broker expressly listed in the Membership Details Form, Member Company has not used a broker or realtor in connection with this Agreement. WeWork will compensate a Member Company broker for an executed membership agreement with a member company, subject to our WeWork Broker Partnership Program term of service (available at https://s3.amazonaws.com/wework-referral-web/en-US/ broker-terms.pdf). If Member Company seeks to terminate this Agreement other than as expressly permitted pursuant to this Agreement or ceases to pay its monthly Membership Fee (each, an “Early Exit”), within fifteen (15) days of doing so, Member Company shall reimburse WeWork for any fees corresponding to the period following such Early Exit previously paid by WeWork to a broker or realtor in connection with this Agreement. Member Company hereby indemnifies and holds WeWork harmless against any claims arising from the breach of any warranty or representation of this paragraph.

4.	MEMBERSHIP FEES; PAYMENTS

a.	Payments Due Upon Signing. Upon submitting a signed and completed Agreement, Member Company will be obligated to deliver to WeWork (i) the Service Retainer, (ii) the Set-Up Fee, and (iii) any other fees or charges in the amount(s) set forth on the Membership Details Form or the relevant annexes attached hereto, as applicable.

b.	Membership Fee; Taxes. Member Company is obligated to pay all Membership Fees owed through the end of the Term (“Membership Fee Obligations”). During the Term, the Membership Fee will be due monthly and in advance as of the first (1st) day of each month. Any discounts to the Membership Fee applicable during the Commitment Term shall not apply during any Rollover Renewal Term(s) (defined below). Member Company agrees to pay promptly: (i) all sales, use, excise, value added, and any other taxes which Member Company is required to pay to any governmental authority (and, at WeWork’s request, will provide to WeWork evidence of such payment) and (ii) all sales, use, excise, value added, and any other taxes attributable to this Agreement as shown on Member Company’s invoice. Member Company shall be responsible for seeking its own independent advice with respect to the tax treatment of this Agreement or any payments due thereunder.

c.	Annual Fee Increase. Except as otherwise set forth in this Agreement, on each anniversary of the Start Date during the Term, the Membership Fee will be subject to an automatic increase over the then- current undiscounted Membership Fee as shown in the Membership Fee Schedule or Membership Details Form, as applicable. During any Rollover Renewal Term (defined below), WeWork reserves the right to further increase the Membership Fee in its sole discretion, provided that WeWork shall give advance notice to Member Company equal to the Notice Period (as set forth in the Membership Details Form) plus thirty (30) days.

General Terms & Conditions – 9

d.	Invoices; Billing Contact. WeWork will make available invoices and other billing-related documents, information, and notices to the Primary Member and/or, the Billing Contact (if indicated on the Membership Details Form), including through Member Company’s WeWork Member Network account. Any fees owed by Member Company other than the Membership Fees will be charged in arrears on a monthly basis. Change of the Billing Contact will require notice from the Authorized Signatory in accordance with this Agreement.

e.	Service Retainer. The Service Retainer will be held as a retainer for performance of all Member Company’s obligations under this Agreement, including the Membership Fee Obligations, and is not intended to be a reserve from which fees may be paid. In the event Member Company owes WeWork other fees, Member Company may not rely on deducting them from the Service Retainer but must pay them separately. WeWork shall be entitled to offset amounts owed under this Agreement with the amounts held as the Service Retainer following notice that such amounts are owed and outstanding, and if WeWork elects to do so, Member Company shall pay any amounts required to reinstate the Service Retainer balance to the amount set forth in the Membership Details Form within seven (7) days of receiving notice. Upon termination of the Agreement, WeWork will return the Service Retainer, or any balance after deducting outstanding fees and other amounts due, including any unsatisfied Membership Fee Obligations, to Member Company by bank transfer or other method that WeWork communicates to Member Company within thirty (30) days (or earlier if required by applicable law) after the later of (i) the termination or expiration of this Agreement and (ii) the date on which Member Company provides to WeWork all account information necessary for WeWork to make such payment. Return of the Service Retainer is also subject to Member Company’s complete performance of all its obligations under this Agreement, including full satisfaction of the Membership Fee Obligations and any additional obligations applicable following termination or expiration of this Agreement.

f.	Form of Payment. WeWork accepts payment solely by the methods WeWork communicates during the membership sign-up process or from time to time during the Term. Member Company is required to inform WeWork promptly of any changes to its payment information and shall maintain accurate or up-to-date payment information at all times during the Term. Failure to do so may result in suspension or termination of this Agreement. Changes in payment methods may result in changes in the service retainer amount.

g.	Late Fees. Any invoices not timely paid in accordance with the terms of this Agreement shall be subject to a late fee equal to the percentage set out on the Membership Details Form applied to the outstanding amounts on the monthly invoice.

h.	Outstanding Fees. When WeWork receives funds, WeWork will first apply funds to any balances which are in arrears (including any outstanding late fees) and to the earliest month due first. Once past balances are satisfied, any remaining portion of the funds will be applied to current fees due.

i.	Credits; Overage Fees. Member Company may receive credits to use certain amenities as set forth in the Membership Details Form. Credits may not be rolled over from month to month. If the allocated credit amounts are exceeded, Member Company will be responsible for paying fees for such overages.

General Terms & Conditions – 10

The current overage fee schedule is listed on our website and is subject to change from time to time at our sole discretion.

5.	INTELLECTUAL PROPERTY; MARKETING

a.	WeWork Intellectual Property. Member Company shall not take, copy or use for any purpose (a) the name “We”, “WeWork” or any of our other business names, trademarks, service marks, logos, designs, copyrights, patents, trade secrets, trade dress, marketing material, other identifiers or other intellectual property (“Intellectual Property”); (b) any derivations, modifications or similar versions of the same; or (c) any photographs or illustrations of any portion of a Premises, for any purpose, including competitive purposes, without WeWork’s prior consent, provided that during the Term of this Agreement, Member Company may use “WeWork” to accurately identify an address or office location. Member Company acknowledges that WeWork owns all right, title and interest in and to its Intellectual Property. Member Company may not file for ownership rights of any of the Intellectual Property with any governmental authority or use the Intellectual Property in any advertising, including domain names, social media handles, or any form of media invented in the future. Member Company may not, directly or indirectly, interfere with or object to, in any manner, WeWork’s ownership rights or the use of the Intellectual Property or engage in any conduct that is likely to cause confusion between WeWork and Member Company, without WeWork’s prior consent. Additionally, Member Company shall not take, copy or use any information or intellectual property belonging to other member companies or their members or guests, including without limitation any confidential or proprietary information, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same.

b.	Member Company Intellectual Property. Member Company consents to WeWork’s non-exclusive, non-transferable use of the Member Company name and/or logo in connection with identifying Member Company as a WeWork member, alongside those of other member companies, on a public-facing “Membership” display on wework.com, as well as in video and other marketing materials. Member Company warrants that its logo does not infringe upon the rights of any third party and that Member Company has full authority to provide this consent. Member Company may terminate this consent at any time upon thirty (30) days’ prior notice.

c.	Joint Marketing. The parties agree to use commercially reasonable efforts to coordinate a meeting with their respective Brand, Public Relations and/or Marketing teams to explore mutual marketing, publicity and promotional content related to this membership.

6.	TECHNOLOGY AND DATA

a.	Software Installation; Use of WeWork Platforms and Portals. To the extent any Member Party requests technology assistance from any WeWork Party, WeWork will not be responsible for any damage to a Member Party’s equipment. Additionally, during the Term, Member Company may have access to certain platforms, apps, or portals as part of the Membership. To the extent such platforms, apps, or portals have their own terms of use, such terms shall govern use of the applicable system. For those without terms of use, such platforms, apps, or portals shall be provided to Member Company “as- is”, and without any representations or warranties.

General Terms & Conditions – 11

b.	Member Company Network Connection. WeWork may allow Member Company to take additional actions with respect to the network connection, including installing a private wired network and/or firewall device for Member Company’s exclusive access and use, or broadcasting its own Wi-Fi signal using the WeWork network, in each case, subject to WeWork’s prior written approval, coordination with WeWork’s IT team, and payment of applicable fees. At the end of the Term, Member Company will be responsible for removal of any Member Company-added IT equipment. In the event that any Member Company usage of the WeWork network connection negatively impacts WeWork’s network and/or any other WeWork members, Member Company agrees to cooperate with WeWork to resolve the issue, including by making modifications to Member Company’s IT equipment or usage or the network connection, as may be necessary.

c.	Data Privacy. WeWork collects, processes, transfers and secures personal data about Member Company and its Members pursuant to the terms of WeWork’s Privacy Policy, which can be found on the WeWork website (wework.com/legal/privacy), and in accordance with all applicable data protection laws. Member Company hereby confirms that (i) Member Company has and relies upon an adequate legal basis, including without limitation consent where required, to collect, process, and transfer a Member’s personal data to WeWork, and (ii) Member Company collects and processes such Member’s personal data in accordance with applicable law.

7.	TERM AND TERMINATION

a.	Term. This Agreement is effective and binding as of the Effective Date and shall remain in full force and effect during the Term, provided that WeWork has no obligations to provide the Services until the later of (i) the date on which payment of the applicable Service Retainer, Set-Up Fee, and first month’s Membership Fee has been received by WeWork, or (ii) the Start Date. After the Commitment Term, the Agreement shall be automatically extended for successive one-month terms (each, a “Rollover Renewal Term”) on the same terms and conditions set forth herein, unless and until Member Company terminates the Agreement in accordance with Section 7(d).

b.	Services Start Date; Move In/Move Out. WeWork shall begin providing the Services on the later of (i) the date WeWork received payment of the applicable Service Retainer, Set-Up Fee, and first month’s Membership Fee, or (ii) the Start Date. Member Company will be permitted to move into the Office Space either on the Start Date (if a Regular Business Day) or the first Regular Business Day thereafter, at such time of day as set by the Main Premises. At the end of the Term, Member Company must move out no later than the last Regular Business Day of the month in which the Term ends and by such time as set by the Main Premises.

General Terms & Conditions – 12

c.	No Termination by Member Company during the Commitment Term. Prior to the last day of the Commitment Term, this Agreement may not be terminated by Member Company in whole or in part, including that Member Company may not terminate individual office space(s) within the Office Space or downgrade the Office Space (i.e., transfer to an office space with a lower Capacity). Any such purported termination by Member Company between the Effective Date and to the last day of the Commitment Term shall not be effective and shall constitute a breach of a condition of this Agreement by Member Company. In the event that WeWork terminates the Agreement on the basis of such purported termination and breach by Member Company, the parties agree that the damages to WeWork would be difficult or impossible to ascertain, and that the only way to truly compensate for such loss would be for Member Company to pay to WeWork an amount equal to (i) the Membership Fee Obligations, plus any other payment obligations due by Member Company to WeWork for the remainder of the Term, (ii) any amounts expended by WeWork at Member Company’s request to prepare or modify the Office Space for Member Company’s use, including with respect to IT/AV/Security installations and any related restoration costs, and any WeWork Work Expenses and WeWork Work Restoration Expenses (if applicable), and (iii) any reimbursement of fees paid by WeWork to a broker in accordance with the terms of this Agreement (collectively, the “Termination Fee”). The Termination Fee shall be due within thirty (30) days after WeWork provides written notice that the Termination Fee is due. The parties agree that the Termination Fee shall constitute liquidated damages and not a penalty because, among other reasons, (i) the Termination Fee is a reasonable approximation by the parties of the actual damages likely to be sustained by WeWork in the event of a termination under this section, and (ii) given WeWork’s business model and type of services offered, the execution of an agreement with another member company would not adequately compensate WeWork for its loss of the value of this Agreement. The Service Retainer shall be applied to set off such Termination Fee, and WeWork reserves the right to pursue additional rights, claims, or remedies in its discretion.

d.	Termination by Member Company at the end of the Commitment Term or during any Rollover Renewal Term. If Member Company intends to terminate this Agreement effective as of the last day of the Commitment Term or during any Rollover Renewal Term, Member Company is required to serve WeWork advance notice of such termination in accordance with the Notice Period set out in the Membership Details Form (the “Termination Notice”). If Member Company does not serve the Termination Notice, the Agreement shall be automatically extended as set forth in Section 7(a) until Member Company does serve the appropriate Termination Notice. The monthly Membership Fee shall cease to accrue, and the termination will be effective on the later of (i) the last Regular Business Day of the calendar month at the end of the Notice Period; and (ii) the last day of the Commitment Term or the Rollover Renewal Term, as applicable.

e.	Termination or Suspension by WeWork. WeWork may withhold Services or immediately terminate this Agreement: (i) upon breach of this Agreement by Member Company or any Member which has not been remedied within ten (10) days of receipt of a notice from WeWork of such breach; (ii) if any outstanding fees are still due after WeWork provides notice to Member Company which have not been paid within ten (10) days of receipt of a notice from WeWork; (iii) if Member Company or any of its Members fail to comply with the terms and conditions of the WeWork Member Network ToS, the WeWork Data Connection & Internet Access ToS, the WeWork Privacy Policy, or any other policies or instructions provided by WeWork or applicable to Member Company; (iv) in connection with the termination, expiration or material loss of WeWork’s rights in the Premises; or (v) at any other time, when WeWork, in its sole discretion, sees fit to do so. In the event of termination pursuant to Section

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7(e)(i)-(iii), WeWork shall be entitled to the Termination Fee described in Section 7(c). The Termination Fee shall be due within thirty (30) days after WeWork provides written notice that the Termination Fee is due, and the parties agree that the Termination Fee shall constitute liquidated damages and not a penalty for the same reasons as described in Section 7(c). In the event of termination pursuant to Section 7(e)(iv)-(v), WeWork shall be immediately entitled to any amounts due and outstanding hereunder.

An individual Member will no longer receive the Services and is no longer authorized to access the Premises upon the earlier of (x) the termination or expiration of this Agreement, (y) Member Company’s removal of such Member from the Member List, or (z) WeWork’s notice to Member Company that such Member violated this Agreement and is no longer permitted to utilize the Services. WeWork may withhold or terminate Services of individual Members for any of the foregoing reasons; in such circumstances this Agreement will continue in full force and effect to the exclusion of the relevant Member.

f.	Removal of Property; Mail after Termination. Prior to the termination or expiration of this Agreement, Member Company will remove all Member Company property from the Office Space and Premises, including any property of its Members or guests. After providing Member Company with reasonable notice, WeWork will be entitled to dispose of any property remaining in or on the Office Space or Premises after the termination or expiration of this Agreement and will not have any obligation to store such property; notwithstanding the foregoing, Member Company shall be responsible for paying any fees reasonably incurred by WeWork in connection with any removal, handling, or storage of any Member Company property. Member Company hereby waives any claims or demands regarding such property or the handling or disposal of such property. WeWork shall have no implied obligations as a bailee or custodian, and Member Company hereby indemnifies WeWork and agrees to keep WeWork indemnified in respect of any claims of any third parties related to such property. Following the termination or expiration of this Agreement, WeWork will not forward or hold mail or other packages delivered to Member Company.

g.	Survival. Sections 1, 3(h), 3(i), 4 (to the extent any payments remain outstanding), 7(c), 7(f), 9, 10, and 13, and all other provisions of this Agreement reasonably expected to survive the termination or expiration of this Agreement will do so.

8.	DISCLAIMERS

a.	Video Surveillance. For security reasons, WeWork may, but has no obligation to, regularly record certain areas in the Premises via video, provided that such areas will not include the Office Space (except for portions of the periphery of the Office Space that may be incidentally captured by the recordings).

b.	Mail and Packages. To the extent WeWork provides mail and package services as part of this Agreement, WeWork shall not be liable for any mail or packages received without a WeWork employee’s signature indicating acceptance. Member Company shall not use our mail and deliveries services for fraudulent or unlawful purposes, and WeWork shall not be liable for any such use. Provision of mail and package services is subject to Member Company providing us with all information and documents that we may request from time to time in order to comply with applicable Anti-Money Laundering Laws.

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c.	Other Members. WeWork does not control and is not responsible for the actions of other member companies, members, or any other third parties. If a dispute arises between member companies, members or their invitees or guests, WeWork shall have no responsibility or obligation to participate, mediate or indemnify any party.

9.	INDEMNIFICATION

a.	Indemnification. Member Company shall indemnify WeWork from and against any and all third-party claims, liabilities, and expenses, including reasonable attorneys’ fees (“Claims”), resulting from any material breach of this Agreement or negligent acts or omissions of the Member Parties, except to the extent a Claim results from the negligence, willful misconduct, or fraud of WeWork or any of WeWork’s affiliates, parents, and successors or either’s employees, assignees, officers, agents and directors (the “WeWork Parties”). WeWork shall indemnify Member Company from and against any and all Claims resulting from any material breach of this Agreement or negligent acts or omissions of the WeWork Parties, except to the extent a Claim results from the negligence, willful misconduct, or fraud of any of Member Company, its Members, or either’s employees, agents, guests and invitees (the “Member Parties”). For any claim of indemnification under this Agreement, (i) the indemnified party shall promptly give written notice to the indemnifying party, (ii) WeWork (whether it is the indemnifying or the indemnified party) shall have sole control and authority to defend, settle or compromise such claim, provided that WeWork shall not make any admission of liability or settle such claim without the prior written consent of Member Company, and (iii) the Member Company shall not make any admission of liability or compromise in relation to the claim.

10.	LIMITATION OF LIABILITY

a.	Waiver of Claims. To the extent permitted by law, Member Company, on its own behalf and on behalf of the Member Parties, waive any and all claims and rights against the WeWork Parties and WeWork’s landlords at the Premises resulting from injury or damage to, or destruction, theft, or loss of, any property, person or pet, except to the extent caused by the gross negligence, willful misconduct or fraud of the WeWork Parties.

b.	Limitation of Liability. To the extent permitted by law, the aggregate monetary liability of any of the WeWork Parties to the Member Parties for any reason and for all causes of action, will not exceed the lesser of (i) the aggregate amount paid or payable to WeWork in the first twelve (12) months of the Term, and (ii) the aggregate amount paid or payable under this Agreement. None of the WeWork Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, or any loss of profits or business interruption. Member Company (on its own behalf and on behalf of the Member Parties) and WeWork (on its own behalf and on behalf of the WeWork Parties) each acknowledge and agree that no such parties may commence any action or proceeding against any the other or any of the WeWork or Member Parties, as applicable, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action’s accrual. Notwithstanding anything contained in this Agreement, Member Company and WeWork each agree that they shall not commence any action or proceeding for amounts due or the performance of any obligations in connection with this Agreement against any person or entity other than the Member Company or WeWork entities set forth in the Membership Details Form and the assets of such entity.

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c.	Extraordinary Events. WeWork will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform arising out of or caused by, directly or indirectly, forces that are beyond WeWork’s reasonable control, including, without limitation: any delays or changes in construction of, or WeWork’s ability to procure any space in, any Premises; any conditions under the control of WeWork’s landlord at the applicable Premises; acts or orders of Government; acts of God; epidemics or pandemics; or public health emergencies.

11.	INSURANCE

a.	Insurance. At all times during the Term and for any other periods of time Member Company may access the Office Space or the Premises, Member Company is responsible for maintaining, at its own expense, personal property insurance and commercial general liability insurance covering Member Company and its Members for property loss and damage, injury to the Member Parties and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to its business, unless otherwise expressly stated in this Agreement. In addition, Member Company is responsible for maintaining, at its own expense and at all times during the Term, workers’ compensation insurance providing statutory benefits in accordance with the law and employer’s liability in an amount appropriate to its business. Member Company will ensure that WeWork and the Landlord shall each be named as additional insureds on its commercial general liability policy and that all insurance policies shall include a clause stating that the insurer waives all rights of recovery, under subrogation or otherwise Member Company may have against WeWork and the Landlord.
Member Company shall provide proof of insurance upon request.

WeWork shall be responsible for maintaining, at its own expense and at all times during the Term, personal property insurance and commercial general liability insurance covering WeWork for property loss and damage, injury to WeWork employees, and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to the WeWork business.

12.	COMPLIANCE WITH LAWS

a.	Compliance with Laws. Each party hereby represents and warrants that at all times it will, and for the Member Company, its Members will, and have conducted and will conduct their operations in accordance with all applicable laws. Member Company is responsible for compliance with any applicable regulations and rules relating to worker protection, workplace regulations and associated assessments, and WeWork shall have no liability in this respect. WeWork shall be entitled to request such documents and evidence as WeWork shall reasonably require, based on applicable law and regulations and/or WeWork’s own internal guidelines at any time while the Agreement is in force.

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b.	Sanctions. Each party hereby represents and warrants that neither it nor any of its Associated Persons, nor any of its directors or officers, nor its intermediate or ultimate beneficial owners with a 10% or greater stake (i) is a Restricted Party, or is engaging or has engaged in any transaction or conduct, that could result in it becoming a Restricted Party, (ii) is, or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions; (iii) is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions; (iv) has engaged or is engaging, directly or indirectly, in any activities with or for the benefit of a Restricted Party, in any manner that would reasonably be expected to result in any such person being in breach of Sanctions or becoming a Restricted Party; or (v) has ever had a payment transaction, whether debited from or credited to any relevant account, blocked, suspended or refused due to Sanctions.

c.	Anti-Money Laundering. Member Company warrants that it will use its best efforts to ensure that any of its Associated Persons will, (i) conduct operations ethically and in accordance with all applicable laws, including local anti-money laundering laws, and (ii) only use funds to comply with obligations under this Agreement that derive from legal sources, as defined under local anti-money laundering laws.

d.	Anti-Corruption Laws. WeWork is obliged to comply with all local laws in all the countries in which it operates, including local anti-bribery and corruption (“ABC”) laws, including the Foreign Corrupt Practices Act 1977 (“FCPA”) and the UK Bribery Act 2010 (“UKBA”) laws. Each party warrants, to the best of its knowledge and belief, that in performing services and/or its obligations under this Agreement, neither it nor its Associated Persons has engaged in and will not engage in, whether directly or indirectly, conduct that would breach the local ABC in force where WeWork operates; and specifically has not and will not, directly or indirectly (i) offer, pay, give, promise, accept or authorize the payment of any money, gift, advantage or other thing of value (whether monetary or not) to any person, commercial party, company or Government Official in order to (a) reward or influence them to act, decide to or omit to act in a particular way in violation of their duty or (b) improperly secure business or an advantage in the course of business; and (ii) prepare, approve or execute any contract, agreement or other document or instrument, or make any record of any kind, that it knows or has reason to know, is false, inaccurate or incomplete. “Government Official” means any individual holding a legislative, administrative or judicial position of any kind, whether appointed or elected, or exercises a public function, or is an official of a public international organization.

13.	GENERAL

a.	Nature of the Agreement; Relationship of the Parties. This Agreement is a commercial contract for the provision of services. As such, the parties agree that WeWork reserves certain rights beyond those already afforded to WeWork herein, including: (i) rights typically afforded to a party providing services under such contracts; (ii) the right to alter or relocate the Office Space or otherwise modify or reduce the Services; and (iii) any other rights necessary for WeWork to perform its obligations under the Agreement. The whole of the Premises and Office Space remains WeWork’s property or property of the landlord, and in WeWork’s possession and control. MEMBER COMPANY AND WEWORK AGREE THAT THIS RELATIONSHIP IS NOT THAT OF LANDLORD-TENANT OR LESSOR-LESSEE, AND THIS AGREEMENT IN NO WAY SHALL BE CONSTRUED AS TO GRANT MEMBER COMPANY OR ANY MEMBER ANY TITLE, EASEMENT, LIEN, POSSESSION OR RELATED RIGHTS IN WEWORK’S BUSINESS, THE PREMISES, THE OFFICE SPACE OR ANYTHING CONTAINED IN OR ON THE PREMISES OR OFFICE SPACE.MEMBER COMPANY AGREES THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE, OR OTHER REAL PROPERTY INTEREST. TO THE MAXIMUM EXTENT PERMITTED BY LAW, MEMBER COMPANY SHALL NOT SEEK TO RELY ON OR INVOKE PROTECTIONS AVAILABLE TO TENANTS UNDER APPLICABLE LAW, STATUTE, OR OTHERWISE. The parties hereto shall each be independent contractors in the performance of their obligations under this Agreement, and this Agreement shall not be deemed to create a fiduciary or agency relationship, or partnership or joint venture, for any purpose. Member Company acknowledges and agrees that Member Company is entering into this Agreement for the purposes of and in the course of its trade, business and/or profession, and not as a consumer. Neither party will in any way misrepresent this relationship.

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b.	Opportunity to Consult Counsel. Each party hereto acknowledges and agrees that (i) it has had sufficient opportunity to consult independent legal counsel, accountants, tax, and other advisors of its own choosing concerning the provisions of this Agreement, (ii) it fully understands all of the terms and conditions hereof and its rights and obligations hereunder, and (iii) it entered into this Agreement intending to be legally bound. Each party hereto is relying solely upon the advice of its own independent counsel, accountants and other advisors and is not relying in any manner or way on the advice or counsel of the other party’s counsel, accountants, or other advisors.

c.	Updates to the Agreement. WeWork will provide notice of any changes to Services, fees, or other updates via email. It is the Member Company’s responsibility to read such emails and to ensure its Members are aware of any changes, regardless of whether we notify such Members directly. WeWork may from time to time update this Agreement, or our policies or procedures, and will provide notice to Member Company of these updates, provided that any updates to the Membership Fee shall be dictated by Section 4, above. Continued use of the Services following thirty (30) days from WeWork’s provision of notice will constitute acceptance of the new terms.

d.	Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

e.	Subordination. This Agreement is subject and subordinate to WeWork’s Lease and to any supplemental documentation and to any other agreements to which WeWork’s Lease is subject to or subordinate. However, the foregoing does not imply any sublease or other similar relationship involving an interest in real property.

f.	Severable Provisions. Each provision of this Agreement shall be considered severable. To the extent that any provision of this Agreement is prohibited, unenforceable, or otherwise limited, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under applicable law.

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g.	Notices. Any and all notices under this Agreement will be given via email and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses specified on the Membership Details Form, except as otherwise provided in this Agreement. WeWork may send notices to either (or both) the Primary Member or the Authorized Signatory, as WeWork determines in its reasonable discretion. Notices related to the physical Office Space, Premises, Members, other member companies or other issues in the Premises should be sent by the Primary Member. Notices related to this Agreement or the business relationship between Member Company and WeWork should be sent by its Authorized Signatory. In the event that WeWork receives multiple notices from different individuals within the Member Company containing inconsistent instructions, the Authorized Signatory’s notice will control unless WeWork decides otherwise in WeWork’s reasonable discretion.

h.	Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of “including,” “for example” or “such as” in this Agreement shall be read as being followed by “without limitation” where appropriate. References to any times of day in this Agreement refer to the time of day in the Office Space’s time zone.

i.	No Assignment. Except in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the shares or assets of Member Company or its parent corporation, Member Company may not transfer or otherwise assign any of its rights or obligations under this Agreement (including by operation of law) without WeWork’s prior consent. WeWork may assign this Agreement without Member Company’s consent.

j.	Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts by either handwritten or electronic signature (including by docusign), each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement, and each of which counterparts may be delivered by emailing the other party to this Agreement signed scanned document or electronically signed portable document format (pdf) version of the contract (as applicable). Each party agrees to the execution of this Agreement in this manner, and the parties acknowledge that execution in this manner creates a binding contract between the parties on the Effective Date.

k.	Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.

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SCHEDULE 3

LOCAL TERMS AND CONDITIONS – UNITED STATES

All references to “Sections” or “Clauses” herein refer to the Sections and Clauses of the General Terms and Conditions. In the event of inconsistency between the General Terms and Conditions and these Local Terms and Conditions, these Local Terms and Conditions shall prevail.

1.	Registered Address. The parties acknowledge that the registered address restrictions outlined in Section 3(g) are not applicable to Premises in the United States.

2.	ACH Authorization. To the extent Member Company’s payment method is by ACH/direct debit, Member Company authorizes WeWork to initiate ACH transactions on a recurring basis for amounts owed pursuant to this Agreement. Such authorization will remain in full force and effect until Member Company either (i) changes their form of payment method or (ii) notifies WeWork in writing that Member Company revokes this authorization with seven (7) regular business days’ notice. Member Company is required to provide an appropriate form of payment at all times during the Term.

Additional Services. Member Company acknowledges and agrees that third-party partners of WeWork may contact Member Company to offer additional services after the execution of this Agreement. Member Company may opt out of further communications with such third-party partners by contacting WeWork and is not under any obligation to meet with such third-party partners or purchase such services.

3.	ADDITIONAL INSURANCE TERMS. Member Company understands and acknowledges that if Member Company fails to obtain insurance in accordance with the terms of this Agreement, WeWork will suffer damages that are difficult to determine and accurately specify. Accordingly, if Member Company does not have the requisite commercial general liability insurance (the “Required CGL Insurance”) in place at any time during the Term, or if Member Company fails to provide proof of insurance as requested by WeWork, WeWork shall be entitled to charge Member Company a monthly surcharge equivalent to $15 multiplied by the Capacity of the Office Space per month (the “Missing Insurance Fee”) which shall be added to Member Company’s invoices and paid in accordance with the terms of this Agreement until Member Company provides WeWork with proof that it holds the Required CGL Insurance. The parties agree that the Missing Insurance Fee is a reasonable approximation of the actual loss likely to be suffered by WeWork in the event Member Company does not have the Required CGL Insurance in place and does not constitute a penalty. For the avoidance of doubt, payment of the Missing Insurance Fee is not an alternative to Member Company procuring the Required CGL Insurance and or complying with its other obligations pursuant to this Section of the Agreement. WeWork reserves the right to pursue additional rights, claims or remedies in WeWork’s discretion.

4.	DISPUTE RESOLUTION.

a.	Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed under the law of the State of New York, U.S.A. and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

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b.	Venue. Except that either party may seek equitable or similar relief from any court of competent jurisdiction, any dispute, controversy or claim arising out of or in relation to this Agreement, or at law, or the breach, termination or invalidity of this Agreement, that cannot be settled amicably by agreement of the parties to this Agreement shall be finally settled in accordance with the arbitration rules of JAMS then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration shall be New York, New York, U.S.A.

c.	Proceedings; Judgment. The proceedings shall be confidential and in English. The award rendered shall be final and binding on both parties. Judgment on the award may be entered in any court of competent jurisdiction. In any action, suit or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, the prevailing party’s reasonable attorneys’ fees and other fees, costs and expenses of every kind in connection with the action, suit or proceeding, any appeal or petition for review, the collection of any award or the enforcement of any order, as determined by the arbitrator(s) or court, as applicable. This Agreement shall be interpreted and construed in the English language, which is the language of the official text of this Agreement.

d.	Class Action Waiver. Any proceeding to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. Neither Member Company nor WeWork will seek to have any dispute heard as a class action or in any other proceeding in which either party acts or proposes to act in a representative capacity. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings. Member Company also agrees not to participate in claims brought in a private attorney general or representative capacity, or any consolidated claims involving another person’s account, if WeWork is a party to the proceeding. MEMBER COMPANY IS GIVING UP THE RIGHT TO PARTICIPATE AS A CLASS REPRESENTATIVE OR CLASS MEMBER ON ANY CLASS CLAIM MEMBER COMPANY MAY HAVE AGAINST WEWORK INCLUDING ANY RIGHT TO CLASS ARBITRATION OR ANY CONSOLIDATION OF INDIVIDUAL ARBITRATIONS.

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